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                                                                     Exhibit 8.1

                  [LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL]



August 3, 2001

Mediacom Communications Corporation
100 Crystal Run Road
Middletown, New York 10941

Dear Gentlemen:

         We are counsel to Mediacom Communications Corporation (the "Company"), a Delaware corporation, which has requested that we render an opinion in connection with a Registration Statement on Form S-4 (the "Registration Statement"), filed concurrently herewith, covering the registration of $500,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2013 (the "Exchange Notes") to be offered in exchange for (the "Exchange Offer") all of the Company's outstanding 9 1/2% Senior Notes due 2013 (the "Initial Notes").

         We have made such examination as we have deemed necessary and appropriate for the purpose of this opinion. Based on the terms of the Exchange Offer, the Initial Notes, and the Exchange Notes as described in the Registration Statement, it is our opinion that the summary set forth in the Registration Statement under the heading "U.S. Federal Tax Considerations" accurately describes the material United States federal tax consequences of the Exchange Offer to the holders of the Initial Notes on the exchange of Initial Notes for Exchange Notes. The summary does not purport to discuss all aspects of United States federal taxation which may be relevant to particular holders of the Initial Notes in light of such holders' personal circumstances.

         The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, published pronouncements and other administrative interpretations by the Internal Revenue Service, and case law, all of which are subject to change at any time with retroactive effect. We undertake no obligation to update this opinion in respect of any such changes.

         This opinion is solely for your benefit in connection with the matter addressed herein, and may not be relied upon by you for any other purpose nor furnished to, or relied upon by, any other person without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                             Very truly yours,

                                             SONNENSCHEIN NATH & ROSENTHAL



                                             By: /s/ Marc D. Teitelbaum
                                                 -------------------------------
                                                 A Member of the Firm